UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2010

THE PRINCETON REVIEW, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-32469	22-3727603
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Speen Street, Suite 550

Framingham, Massachusetts 01701

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (508) 663-5050

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Credit Agreement and Guaranty and Security Agreement

On August 6, 2010, The Princeton Review, Inc. (the “Company”) refinanced its existing $50 million credit facility (the “Original Credit Facility”) with General Electric Capital Corporation (“GE Capital”) by entering into an amended and restated credit agreement with GE Capital, as administrative agent, and any financial institution who becomes a Lender (as defined therein) (the “Credit Agreement”), pursuant to which the Lenders agreed to provide the Company with senior secured credit facilities (the “Senior Credit Facilities”) consisting of a $60.0 million senior secured term loan and $12.5 million senior secured revolving credit facility. The Senior Credit Facilities provide the Company with more attractive interest rates and greater flexibility with respect to financial maintenance covenants than those under the Original Credit Facility.

Borrowings under the Senior Credit Facilities bear interest through December 7, 2014 (the “Maturity Date”) at a variable rate based upon, at our option, either LIBOR or the base rate (which is the highest of (i) the prime rate, (ii) 3.0% plus the overnight federal funds rate, and (iii) 1.0% in excess of the three-month LIBOR rate ), plus, in each case, an applicable margin. The applicable margin for LIBOR loans ranges, based on the applicable leverage ratio, from 5.0% to 5.25% per annum with a LIBOR floor of 1.5%, and the applicable margin for base rate loans ranges, based on the applicable leverage ratio, from 4.0% to 4.25% per annum. The Company is required to pay a commitment fee equal to 0.75% per annum on the undrawn portion available under the revolving loan facility and variable per annum fees in respect of outstanding letters of credit.

Pursuant to an amended and restated guaranty and security agreement by and among the parties, also dated as of August 6, 2010 (the “Guaranty and Security Agreement”), the Company’s obligations under the Senior Credit Facilities are guaranteed by all of the Company’s direct and indirect domestic subsidiaries. The Guaranty and Security Agreement also provides that the obligations under the Senior Credit Facilities and the guarantees are secured by a lien on substantially all of the Company’s tangible and intangible property, by a pledge of all of the equity interests of the Company’s direct and indirect domestic subsidiaries, and by a pledge by the Company and its domestic subsidiaries of 66% of the equity of their direct foreign subsidiaries, subject to limited exceptions.

The Credit Agreement provides for quarterly amortization payments of $1.45 million through December 20, 2011, $2.175 million from March 20, 2012 through December 20, 2012, and $2.9 million beginning March 20, 2013 through the Maturity Date. The Company is also required to make mandatory prepayments of the Senior Credit Facilities, subject to specified exceptions, from excess cash flow, and with the proceeds of asset sales, debt and specified equity issuances and other specified events.

In addition to other covenants, the Credit Agreement places limits on the Company and its subsidiaries’ ability to declare dividends or redeem or repurchase capital stock, prepay, redeem or purchase debt, incur liens and engage in sale-leaseback transactions, make loans and investments, incur additional indebtedness, amend or otherwise alter debt and other material agreements, make capital expenditures, engage in mergers, acquisitions and asset sales, transact with affiliates and alter its business. The Credit Agreement also contains events of default, including cross defaults under other debt obligations of the Company, and affirmative covenants, including financial maintenance covenants which include (i) a maximum ratio of consolidated total debt to consolidated adjusted EBITDA that ranges from 4.50 to 1 to 2.00 to 1, (ii) a maximum ratio of consolidated debt under the Senior Credit Facilities to consolidated adjusted EBITDA that ranges from 2.50 to 1 to .50 to 1, (iii) a minimum consolidated fixed charge coverage ratio that ranges from 1.00 to 1 to 1.50 to 1, and (iv) a maximum annual capital expenditure limit of $15.0 million per year. Failure to comply with these covenants, or the occurrence of an event of default, could permit the Lenders under the Credit Agreement to declare all amounts borrowed under the Credit Agreement, together with accrued interest and fees, to be immediately due and payable.

The foregoing summaries of the Credit Agreement and Guaranty and Security Agreement are not complete and are qualified in their entirety by reference to the Credit Agreement and Guaranty and Security Agreement, which are filed herewith as Exhibits 10.1 and 10.2, respectively, and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 3.03	Material Modification to Rights of Security Holders

The information contained in Item 1.01 regarding the covenants and restrictions on the payments of dividends contained in the Credit Agreement is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated August 6, 2010, by and among The Princeton Review, Inc. and its domestic subsidiaries, General Electric Capital Corporation, as administrative agent, and the other parties thereto.

10.2	Amended and Restated Guaranty and Security Agreement, dated August 6, 2010, by and among The Princeton Review, Inc. and its domestic subsidiaries, General Electric Capital Corporation, as administrative agent and collateral agent, and the other parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PRINCETON REVIEW, INC.

Dated: August 11, 2010
/S/ NEAL S. WINNEG
	Name:	Neal S. Winneg
	Title:	Executive Vice President

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated August 6, 2010, by and among The Princeton Review, Inc. and its domestic subsidiaries, General Electric Capital Corporation, as administrative agent, and the other parties thereto.

10.2	Amended and Restated Guaranty and Security Agreement, dated August 6, 2010, by and among The Princeton Review, Inc. and its domestic subsidiaries, General Electric Capital Corporation, as administrative agent and collateral agent, and the other parties thereto.